UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under

Section 12(g) of the Securities Exchange Act of 1934 or

Suspension of Duty to File Reports Under

Sections 13 and 15(d) of the Securities Exchange Act of 1934

Commission File Number: 000-31705

ALBERTA STAR DEVELOPMENT CORP.

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(Exact name of registrant as specified in its charter)

Suite 200 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

Telephone: 604-681-3131

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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

common shares without par value

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(Title of each class of securities covered by this Form)

None

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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [x]      Rule 12h-3(b)(1)(i)    [x]

Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)   [ ]

Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)    [ ]

Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)   [ ]

Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:

66

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Pursuant to the requirements of the Securities Exchange Act of 1934, Alberta Star Development Corp. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

Alberta Star Development Inc.

Date:  November 22, 2004            By:  /s/ Tim Coupland

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Tim Coupland

President and Chief Executive Officer